UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  ___)

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐ Preliminary proxy statement.
☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒ Definitive Proxy Statement.
☐ Definitive Additional Materials.
☐ Soliciting Material Pursuant to Rule 14a-12.

NORTHERN OIL AND GAS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):
☒  No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:

☐ Fee paid previously with preliminary materials:
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

601 Carlson Pkwy ● Suite 990
Minnetonka, Minnesota 55305

April 22, 2019
Dear Stockholder:

We are pleased to invite you to attend the 2019 Annual Meeting of Stockholders of Northern Oil and Gas, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), to be held at the JW Marriott Minneapolis, 2141 Lindau Lane, Minneapolis, Minnesota 55425, on May 23, 2019, commencing at 8:30 a.m. Central Time.

The formal notice of the meeting and proxy statement follow this cover letter. Enclosed with this proxy statement are your proxy card, a return envelope and a copy of our Annual Report on Form 10-K, for the year ended December 31, 2018.

We hope you are able to attend the meeting.
Thank you.

Northern Oil and Gas, Inc.

Bahram Akradi Chairman of the Board of Directors

NORTHERN OIL AND GAS, INC.
601 Carlson Pkwy ● Suite 990
Minnetonka, Minnesota 55305

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2019

To the Stockholders of Northern Oil and Gas, Inc.:

Notice is hereby given that the 2019 Annual Meeting of Stockholders of Northern Oil and Gas, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), will be held at the JW Marriott Minneapolis, 2141 Lindau Lane, Minneapolis, Minnesota 55425, on May 23, 2019, at 8:30 a.m. Central Time (the “Annual Meeting”).  The Annual Meeting is being held for the following purposes:

1. To elect eight directors to serve until the Annual Meeting of Stockholders in 2020;
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and
3. To approve, on an advisory basis, the compensation paid to our named executive officers.
Only stockholders of record at the close of business on March 28, 2019, are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting.  The following proxy materials and information are available for you to review online at www.northernoil.com/annual-meeting: (i) our notice of annual meeting and proxy statement (which includes directions on how to attend and vote your shares at the Annual Meeting); (ii) our Annual Report on Form 10-K for the year ended December 31, 2018; and (iii) our form of proxy card.

Your vote is important.  You may vote your shares in person at the Annual Meeting, via the Internet, by telephone or by mail.  Please refer to the section “Voting Instructions” for detailed voting instructions.  If you choose to vote in person at the Annual Meeting, via the Internet or by telephone, you do not need to mail in a proxy card or other voting instructions.  Whether or not you are able to attend the meeting in person, we urge you to vote your shares as promptly as possible.

Due to space limitations, attendance is limited to stockholders and one guest each.  Admission to the Annual Meeting is on a first-come, first-served basis.  A valid government-issued picture identification and proof of stock ownership as of the record date may be required in order to attend the meeting.  If you hold Northern Oil and Gas, Inc. stock through a broker, bank, trust or other nominee, please bring a copy of a statement reflecting your stock ownership as of the record date.  If you plan to attend as the proxy of a stockholder or to vote in person, you must present a legal proxy.  Cameras, recording devices and other electronic devices are not permitted.

We look forward to seeing you at the Annual Meeting.

On behalf of the Board of Directors,

Bahram Akradi Chairman of the Board of Directors

Minnetonka, Minnesota
April 22, 2019

i

NORTHERN OIL AND GAS, INC.
601 Carlson Pkwy ● Suite 990
Minnetonka, Minnesota 55305

PROXY STATEMENT
2019 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2019
THE ANNUAL MEETING
We are furnishing you this proxy statement in connection with the solicitation of proxies by our board of directors in connection with the Annual Meeting that will be held Thursday, May 23, 2019 at 8:30 a.m. Central Time, at the JW Marriott Minneapolis, 2141 Lindau Lane, Minneapolis, Minnesota 55425. No cameras or recording equipment will be permitted at the Annual Meeting.

Definitive copies of this proxy statement and related proxy card are first being sent on or about April 22, 2019 to all stockholders of record at the close of business on March 28, 2019 (the “record date”). On the record date, there were 376,793,280 shares of our common stock outstanding and entitled to vote at the Annual Meeting, which were held by approximately 290 holders of record.

Quorum; Abstentions; Broker Non-Votes

A quorum is necessary to hold a valid meeting. The presence in person or represented by proxy of holders of a majority of the shares entitled to vote is required to constitute a quorum to hold the Annual Meeting. Based on the proposals to be voted upon, abstentions and broker non-votes will be counted as present for establishing a quorum, but will not count towards approval of the proposal to which such abstention or non-vote relates. A broker “non-vote” occurs when shares are held by a broker and (i) the broker does not have discretionary authority to vote on a particular matter and (ii) the broker has not received voting instructions from its customer.

If a valid proxy is provided and the stockholder has not indicated how the shares are to be voted at the Annual Meeting, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and will be voted in accordance with the board of director’s recommendation on each proposal presented at the Annual Meeting. If a valid proxy is provided and the stockholder has withheld authority to vote for one or more nominees, or voted against or abstained from voting on the ratification of our independent registered public accountant, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

VOTING INSTRUCTIONS

You are entitled to one vote for each share of common stock that you own as of the close of business on the record date.  Please carefully read the instructions below on how to vote your shares.  Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.

If Your Shares are Held in Your Name

Stockholders of Record.  If your shares are registered directly in your name with the company’s transfer agent, you are considered the stockholder of record with respect to those shares, and your proxy materials, proxy card or other voting instructions are being sent directly to you by our agent.  As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting.

Voting by Proxy.  Even if you plan to attend the Annual Meeting, please vote as soon as possible by Internet, phone or mail in accordance with the instructions provided to you on your proxy materials or proxy card from our agent.

Voting in Person at the Annual Meeting.  If you plan to attend the Annual Meeting, you can vote in person.  In order to vote at the Annual Meeting, you will need to bring evidence of your share ownership with you to the Annual Meeting.

Multiple Proxy Cards.  If you receive more than one proxy card, it likely means that you have multiple accounts with the transfer agent.  Please vote all of the shares.

Revoking your Proxy.  As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised at the Annual Meeting.  There are several ways you can do this:

•by filing a written notice of revocation with our corporate secretary prior to commencement of the Annual Meeting;
•by submitting another proper proxy with a more recent date than that of the proxy first given by signing, dating and returning a proxy card to our company by mail; or
•by attending the Annual Meeting and voting in person.

If Your Shares are Held in “Street Name”

Beneficial Owners.  If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” The broker or nominee is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker how to vote.

Voting by Proxy.  If your shares are registered in the name of your broker or nominee, you will receive instructions from such broker or nominee that you must follow in order for your shares to be voted.  If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker or nominee does not have discretionary authority to vote.

Voting in Person at the Annual Meeting.  If you plan to attend the Annual Meeting and vote in person, you should contact your broker or nominee to obtain a legal proxy or “broker’s proxy card” and bring it and your account statement or other evidence of your share ownership with you to the Annual Meeting.

Multiple Proxy Cards.  If you receive more than one broker proxy card or voting instruction card, it likely means that you have multiple accounts with one or more holders of record.  Please vote all of the shares.

Revoking your Proxy.  If your shares are held in street name, you must contact your holder of record to revoke your proxy or voting instructions, as applicable.

Voting Procedures

By granting us your proxy, you authorize the individuals named on the proxy card or other instructions to represent you and vote your shares in the manner you indicate at the Annual Meeting or at any adjournment or postponement thereof.  Shares represented by a proxy properly submitted prior to the Annual Meeting will be voted at the Annual Meeting in the manner specified on such proxy.  If you return a proxy card but do not specify how you want to vote your shares at the Annual Meeting, your shares will be voted in accordance with the recommendation of our board of directors on each proposal.

Tabulating the Vote

Broadridge Financial Solutions will tabulate votes in preparation for the Annual Meeting and will provide a third-party representative to act as inspector of election at the Annual Meeting.  All votes received prior to the meeting date, and all votes cast at the Annual Meeting, will be tabulated by Broadridge Financial Solutions, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Other Information

We will bear the cost of soliciting proxies.  In addition to this notice by mail, we request and encourage brokers, custodians, nominees and others to supply proxy materials to stockholders and we will reimburse them for their expenses.  Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies.  We have engaged Morrow Sodali, LLC, 470 West Ave., Stamford, CT 06902, to assist us in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $13,500 in the aggregate.

None of the items proposed for approval at the Annual Meeting are of the nature that the laws of the state of Delaware or our bylaws would provide a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders’ common stock.

CORPORATE GOVERNANCE

Our Board of Directors and Committees

Meetings and Attendance

During the 2018 fiscal year, our board of directors held eleven meetings, our audit committee held four meetings, our compensation committee held six meetings and our nominating committee held three meetings.  Each board member attended at least 75% of the aggregate of the board of directors meetings held in 2018 and the audit, compensation and nominating committee meetings held in 2018 for which he or she was a committee member.

Board Committees

The board of directors has standing audit, compensation and nominating committees.  All three committees consist solely of independent directors.  The table below shows the current membership of the committees and identifies our independent directors and nominees.

Name	Audit Committee	Compensation Committee	Nominating Committee	Independent Directors
Bahram Akradi		✓*		✓+
Lisa Bromiley	✓*			✓
Roy Easley	✓			✓
Michael Frantz			✓	✓
Robert Grabb	✓		✓	✓
Jack King			✓*	✓
Joseph Lenz		✓		✓
Michael Popejoy		✓		✓
___________________________

*	Denotes committee chairperson.
+	Mr. Akradi has served as chairman of the board of directors since January 2018.

We have adopted written charters for each of these committees.  Current copies of all committee charters appear on the governance section of our website at www.northernoil.com and are available in print upon written request to Northern Oil and Gas, Inc., 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305, Attention: Corporate Secretary.

Audit Committee and Financial Expert

The audit committee’s primary function is to assist our board of directors in its general oversight of our company’s corporate accounting, financial reporting, internal control and audit functions.  The audit committee’s main duties include recommending a firm of independent certified public accountants to audit the annual financial statements, reviewing the independent auditor’s independence, the financial statements and their audit report and reviewing management’s administration of the system of internal accounting controls.  Ms. Bromiley is an “audit committee financial expert” as defined in the applicable Securities and Exchange Commission (“SEC”) rules.  Each of our current audit committee members and each member who served on the committee in 2018 is considered to be an “independent director” as defined in the NYSE American Company Guide.

To assist the audit committee in fulfilling its duties, our management provides the committee with information and reports as needed and requested.  Our audit committee also has access to our general counsel and has the ability to retain outside legal counsel or other experts at its sole discretion if it deems such action to be necessary.

Compensation Committee

Our compensation committee charter authorizes our compensation committee to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of the chief executive officer and other key executives, as well as equity-based compensation awarded to any employee.  The compensation committee charter provides that the committee may retain consultants and advisors to advise the committee on compensation issues requiring outside expertise.  The compensation committee may also consult with our audit committee and our independent auditors for the purpose of reviewing any calculations required under any company incentive compensation plans.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee, including anyone who served as a member during 2018, is a former or current officer or employee of our company or is an executive officer of another company where an executive officer of our company serves as a director.

Nominating Committee

Our nominating committee charter provides that persons nominated for election or appointment as directors shall be evaluated by the nominating committee in light of their education, reputation, experience, independence, leadership qualities, personal integrity and such other criteria as the nominating committee deems relevant.  The nominating committee does not have a specific policy as to considering diversity in identifying nominees for director, however seeking to build a board with diversity of experience and skills is one of the other criteria that the nominating committee may deem relevant in its evaluation.

Our nominating committee has adopted specific qualifications that they believe are necessary and appropriate for membership on our board of directors.  The nominating committee identifies and evaluates nominees through internal discussions with committee members, management and other board members.  The nominating committee meets annually to review board qualifications, assess whether our existing board members meet those qualifications and discuss whether any additional individuals should be nominated to serve on our board of directors.

Pursuant to procedures adopted by our nominating committee, stockholders who wish to recommend individuals for consideration by our nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our nominating committee, c/o Corporate Secretary, 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305.  Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships.  The submission must be accompanied by a written consent of the individual to stand for election if nominated by our nominating committee and to serve if elected by our board of directors or our stockholders, as applicable.  Alternatively, stockholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.

Our nominating committee charter provides that the nominating committee may retain consultants and advisors to assist it in the process of identifying and evaluating candidates.  The nominating committee may also seek advice from our regular counsel or retain separate counsel to assist it in the execution of its responsibilities.

Director Independence

Our board has determined that Messrs. Akradi, Easley, Frantz, Grabb, King, Lenz, Popejoy, and Ms. Bromiley, representing all current directors and director nominees, are each an “independent director” as defined in the NYSE American Company Guide. In reaching this determination with respect to Messrs. Frantz and Popejoy, the board considered their employment relationships with TRT Holdings, Inc. (which, together with its affiliates, is a significant common stockholder of the company and has at times been a holder of the company’s senior debt) and determined, as it did for all other directors and nominees, that no relationship exists that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure and Role in Risk Oversight

Different individuals have served in the roles of the chief executive officer and chairman of the board of our company since January 2016. This separation recognizes the differences between the two roles and the value of having the distinct and different perspectives and experiences of a separate chief executive officer and chairman of the board. The non-executive chairman is responsible for, among other things, developing the agenda and procedures for the board’s work, presiding over meetings of the full board and executive sessions of the independent directors, acting as a liaison between the non-management directors and management, coordinating the director recruitment process, leading succession planning efforts and facilitating communications with investors.

Our management is responsible for defining the various risks we face, formulating risk management policies and procedures and managing our risk exposure.  The board’s responsibility is to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks.  The audit committee of the board is primarily responsible for monitoring management’s responsibility in the area of risk oversight, and the non-executive chairman also plays a key role in this regard given his regular communications with management.  Management regularly reports to our audit committee on risk management, which in turn reports on the matters discussed at the committee level to the full board.  The audit committee and the full board focus on the material risks our company faces to assess whether management has reasonable controls in place to address these risks.  The board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Communications with Board Members

The board of directors has provided the following process for stockholders or other interested parties to send communications to the board, any committee of the board, or our non-management directors as a group, by writing to them c/o Corporate Secretary, Northern Oil and Gas, Inc., 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305.  Communications to individual directors, including the chairman of the board, may also be made to such director at our address.  All communications sent to the chair of the audit committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel.  Any communications sent to the board of directors, or the non-management directors as a group, in the care of the Corporate Secretary will be reviewed by the Corporate Secretary to ensure that such communications relate to the business of our company before being reviewed by the board or the non-management directors, as applicable.

Code of Business Conduct and Ethics

The board of directors has adopted the Northern Oil and Gas, Inc. Code of Business Conduct and Ethics that applies to our directors and employees.  A current copy of our Code of Business Conduct and Ethics can be found on the governance section of our website at www.northernoil.com and is available in print upon written request to Northern Oil and Gas, Inc., 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305, Attention: Corporate Secretary.

Board Member Attendance at Annual Meetings

We encourage all of our directors to attend the annual meeting of stockholders.  We generally hold a board meeting coincident with the annual stockholders’ meeting to minimize director travel obligations and facilitate their attendance at the annual stockholders’ meeting.  All of our director nominees attended our 2018 annual meeting of stockholders.  We anticipate that our directors will attend the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on March 28, 2019, held by those persons known to beneficially own more than 5% of our capital stock, by our directors, director nominees, executive officers, and by our directors, director nominees and executive officers as a group.  The percentage of beneficial ownership for the following table is based on 376,793,280 shares of common stock outstanding as of March 28, 2019.

Beneficial ownership is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power.  It also includes (unless footnoted) shares of common stock that the stockholder has a right to acquire within 60 days after March 28, 2019 through the exercise of any option or other right.  The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the SEC, that only the person or entity whose ownership is being reported has converted options into shares of our common stock.

Name(1)	Number of Shares	Percent of Common Stock
Certain Beneficial Owners:
TRT Holdings, Inc.(2) 4001 Maple Ave., Suite 600 Dallas, TX 75219	73,713,619	19.6%
Crestview Partners III GP, L.P.(3) c/o Crestview Partners 590 Madison Avenue, 36th Floor New York, NY 10022	37,625,170	10.0%
Tailwater Capital LLC(4) 2021 McKinney Avenue, Suite 1250 Dallas, TX 75201	21,258,954	5.6%

Directors and Executive Officers:
Bahram Akradi	15,747,611	4.2%
Lisa Bromiley	303,536	*
Roy Easley	155,900	*
Michael Frantz	231,548	*
Robert Grabb	350,213	*
Jack King	300,107	*
Joseph Lenz	73,200	*
Michael Popejoy	198,673	*
Chad Allen	256,830	*
Adam Dirlam	470,933	*
Brandon Elliott	628,890	*
Nicholas O’Grady	742,450	*
Michael Reger	9,988,053	2.6%
Erik Romslo	640,311	*
Thomas Stoelk(5)	1,106,446	*
Directors and Current Executive Officers as a Group (14 persons)	30,088,255	8.0%
__________

*	Denotes less than 1% ownership.

(1)As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  The address of each member of management and each director is care of our company.

(2)The information is based on Amendment No. 15 to Schedule 13D filed on November 16, 2018, reporting ownership of our common stock as of the preceding day, by TRT Holdings, Inc., Cresta Investments, LLC, Cresta Greenwood, LLC and Robert B. Rowling (the “Reporting Persons”).  The Reporting Persons beneficially own, in the aggregate, 73,713,619 shares of our common stock. TRT Holdings, Inc. has sole voting power and sole dispositive power with respect to 61,274,808 shares.  Cresta Investments, LLC has sole voting power and sole dispositive power with respect to 7,947,921 shares.  Cresta Greenwood, LLC has sole voting power and sole dispositive power with respect to 1,344,223 shares.  Mr. Rowling beneficially owns all 73,713,619 common shares held directly by TRT Holdings, Inc., Cresta Investments, LLC and Cresta Greenwood, LLC.  Mr. Rowling beneficially owns the common shares held directly by TRT Holdings, Inc. due to his ownership of all of the shares of Class B Common Stock of TRT Holdings, Inc.  Mr. Rowling beneficially owns the common shares held directly by Cresta Investments, LLC and Cresta Greenwood, LLC due to his direct and indirect ownership of 100% of the ownership interests in such entities.
(3)The information is based on Amendment No. 1 to Schedule 13G filed with the SEC by Crestview Partners GP, L.P. on February 13, 2019, reporting ownership of our common stock as of December 31, 2018, as supplemented by reports filed with the SEC pursuant to Section 16(b) provided by subsequent transactions through February 26, 2019. Amount reported represents shares of our common stock directly held by W Energy Partners LLC. Crestview W2 Holdings, L.P., in its capacity as a member of W Energy Partners LLC, may be deemed to have beneficial ownership of the shares of common stock directly held by W Energy Partners LLC. Crestview Partners III GP, L.P. exercises voting and dispositive power over the shares of common stock beneficially owned by Crestview W2 Holdings, L.P., which decisions are made by the investment committee of Crestview Partners III GP, L.P.
(4)The information is based on Amendment No. 1 to Schedule 13G reported to the SEC on January 24, 2019, reporting ownership of our common stock as of December 31, 2018, filed by Pivotal Williston Basin, LP (“Pivotal Williston”), Pivotal Williston GP, LLC (“Pivotal Williston GP”), Pivotal Petroleum Partners LP (“Pivotal”), TW PPP GP, LLC (“TW PPP GP”), Tailwater E&P Opportunity Fund LP (“TW E&P Fund”), TW GP E&P Fund, LP (“TW E&P Fund GP”), TW GP E&P Fund GP, LLC (“TW E&P Fund GP of GP”), Tailwater Capital LLC (“Tailwater”), Jason H. Downie (“Downie”) and Edward Herring (“Herring”). Pivotal Williston is the record holder of 4,895,154 shares of our common stock. Tailwater directly owns 100% of the equity interests in TW E&P Fund GP of GP. TW E&P Fund GP of GP is the sole general partner of TW E&P Fund GP. TW E&P Fund GP is the sole general partner of TW E&P Fund. TW E&P Fund directly owns 100% of the equity interests in TW PPP GP. TW PPP GP is the sole general partner of Pivotal. Pivotal directly owns 100% of the equity interests in Pivotal Williston GP. Pivotal Williston GP is the sole general partner of Pivotal Williston. Downie and Herring are the managing members of Tailwater. Therefore, Pivotal Williston, Pivotal Williston GP, Pivotal, TW PPP GP, TW E&P Fund, TW E&P Fund GP, TW E&P Fund GP of GP, Tailwater, Downie and Herring may be deemed to share the right to direct the disposition of and may be deemed to share the power to vote or to direct the vote of the 4,895,154 shares of our common stock held of record by Pivotal Williston.
The information is based on Amendment No. 1 to Schedule 13G reported to the SEC on January 24, 2019, reporting ownership of our common stock as of December 31, 2018, filed by Pivotal Williston Basin II, LP (“Pivotal Williston II”), Pivotal Williston GP II, LLC (“Pivotal Williston GP II”), Pivotal Petroleum Partners II LP (“Pivotal II”), TW PPP GP II, LLC (“TW PPP GP II”), Tailwater E&P Opportunity Fund II LP (“TW E&P Fund II”), TW GP E&P Fund II, LP (“TW E&P Fund II GP”), TW GP E&P Fund GP II, LLC (“TW E&P Fund II GP of GP”), Tailwater Capital LLC (“Tailwater”), Jason H. Downie (“Downie”) and Edward Herring (“Herring”). Pivotal Williston II is the record holder of 16,363,800 shares of our common stock. Tailwater directly owns 100% of the equity interests in TW E&P Fund II GP of GP. TW E&P Fund II GP of GP is the sole general partner of TW E&P Fund II GP. TW E&P Fund II GP is the sole general partner of TW E&P Fund II. TW E&P Fund II directly owns 100% of the equity interests in TW PPP GP II. TW PPP GP II is the sole general partner of Pivotal II. Pivotal II directly owns 100% of the equity interests in Pivotal Williston GP II. Pivotal Williston GP II is the sole general partner of Pivotal Williston II. Downie and Herring are the managing members of Tailwater. Therefore, Pivotal Williston II, Pivotal Williston GP II, Pivotal II, TW PPP GP II, TW E&P Fund II, TW E&P Fund II GP, TW E&P Fund II GP of GP,Tailwater, Downie and Herring may be deemed to share the right to direct the disposition of and may be deemed to share the power to vote or to direct the vote of the 16,363,800 shares of our common stock held of record by Pivotal Williston II.
(5)Mr. Stoelk resigned all positions with the company on January 31, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC.  Such officers, directors and stockholders are required by the SEC to furnish us with copies of all such reports.  To our knowledge, based solely on a review of copies of reports filed with the SEC during the last fiscal year, all applicable Section 16(a) filing requirements were timely filed and met, except for (i) two late filings for Mr. Grabb in connection with one gifting transaction and one sale transaction, and (ii) one late filing by Crestview Partners III GP, L.P. related to a derivative transaction.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is responsible for overseeing the management of the business and affairs of our company as provided by Delaware law.  Directors are elected each year at the annual meeting by our stockholders.  We do not have a classified board of directors.  Eight directors will be elected at this year’s meeting.  Each director’s term will last until the 2020 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected.  All the nominees are currently directors of our company. There are no familial relationships between any of our directors and executive officers.

Directors and Director Nominees

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the board of directors or the board may reduce the number of directors to be elected at the meeting. On May 15, 2018, our company entered into an amended and restated letter agreement with Robert B. Rowling, Cresta Investments, LLC, Cresta Greenwood, LLC, TRT Holdings, Inc., Michael Frantz, Michael Popejoy, Ernie Easley and Bahram Akradi. Under the terms of the agreement, the company agreed to appoint Mr. Easley to the board promptly following execution of the agreement and, subject to certain conditions, to nominate Mr. Popejoy, Mr. Frantz and Mr. Easley for election to the board at the company’s annual meetings of stockholders. Mr. Lenz was initially identified for election by an existing non-management director. Set forth below is information furnished with respect to each current director and nominee for election as a director.

Name	Age	Position(s)
Bahram Akradi	57	Director, Chairman of the Board
Lisa Bromiley	46	Director
Roy “Ernie” Easley	60	Director
Michael Frantz	34	Director
Robert Grabb	66	Director
Jack King	67	Director
Joseph Lenz	30	Director
Michael Popejoy	65	Director

Mr. Akradi has served as a director since July 2017, was appointed lead independent director of our company in December 2017, and was appointed non-executive Chairman of the Board in January 2018. Mr. Akradi has served as Chairman of the Board, President, Chief Executive Officer and a director of LTF Holdings, Inc. and its wholly owned subsidiary, Life Time, Inc. (formerly Life Time Fitness, Inc.), since September 2015. Prior to that, for a period of more than five years, Mr. Akradi was Chairman of the Board, President, Chief Executive Officer and a director of Life Time, Inc., which was a public company until it was taken private in 2015. Mr. Akradi holds a B.S. degree in Electrical Engineering from the University of Colorado.

Ms. Bromiley has served as a director since September 2007. Ms. Bromiley has served as the Chief Financial Officer of BioUrja Group, a privately-held group of companies focused on global commodity trading, since February 2018.  From August 2014 to February 2018, Ms. Bromiley served as the Chief Financial Officer of P3 Petroleum, LLC, an independent oil and gas exploration and production company focused in Texas, Louisiana and Mississippi. From 2010 to July 2014, Ms. Bromiley provided executive financial and accounting consulting services for mergers, acquisitions, bankruptcy reorganizations and raising capital with SolomonEdwardsGroup, LLC, a national CFO services firm, except from April 2012 to September 2013, when she served as Vice President of Business Development for Epsilon Energy Ltd., a public independent oil and gas exploration company focused on the Marcellus Shale in Pennsylvania and Bakken Shale of Saskatchewan. Ms. Bromiley served as Chief Financial Officer and Treasurer of Platinum Energy Resources, Inc., a public independent oil and gas exploration and production company, from August 2008 to June 2009. She served as Chief Financial Officer of Flotek Industries, Inc., a public oilfield service company, from April 2004 to August 2008. Prior to joining Flotek, Ms. Bromiley worked in the energy audit practice of PricewaterhouseCoopers, LLP and worked for two Fortune 500 companies. Ms. Bromiley served in various accounting, finance, SEC reporting and risk management positions. Ms. Bromiley is a Certified Public Accountant. Ms. Bromiley is a member of the American Institute of Certified Public Accountants, KPMG Audit Committee Institute, Financial Executives International and National Association of Corporate Directors. Ms. Bromiley holds B.B.A. and Masters of Accountancy degrees from the University of Texas.

Mr. Easley has served as a director since June 2018 and has served as Senior Vice President – Exploration and Development at CH4 Energy since November 2017. Previously, Mr. Easley has served in various roles, including all aspects of exploration & development and managing multi-disciplinary functions including land, reservoir, and drilling and completions professionals, at companies including BOPCO, L.P. (Vice President - Exploration and Development, from August 2012 to August 2017), Hunt Oil Company, Chieftain International, Tana Oil and Gas Corporation and Exxon Company, U.S.A. Mr. Easley has also been directly involved in the acquisition, development and divestiture of several large exploration projects in the United States. Mr. Easley served on the board of directors of GreenHunter Resources, Inc. from 2012 to April 2016. Mr. Easley holds a Bachelor of Science in Geological Sciences from the University of Texas at Austin.

Mr. Frantz has served as a director since August 2016 and has served as the Director, Investments of TRT Holdings, Inc., a diversified private holding company based in Dallas, Texas, since February 2010. Mr. Frantz is the head of TRT Holdings investment team which is responsible for sourcing, performing due diligence procedures and managing new investment opportunities. Prior to TRT Holdings, Mr. Frantz was an Analyst with J.P. Morgan Asset Management from July 2008 to February 2010. Mr. Frantz currently serves on the board of directors of Care Vet and the Advisory Board of Dos Rios Partners. Mr. Frantz holds a B.A. degree in Business Administration, with a concentration in Finance and Accounting and a Masters in Professional Accounting from the University of Texas at Austin, McCombs School of Business.

Mr. Grabb has served as a director since May 2007 and is a Registered Petroleum Geologist with over 40 years of experience in the oil and gas industry. Mr. Grabb provides both geological and industry expertise as it relates to our exploration prospects and drilling programs. Mr. Grabb has served as Vice President - Exploration and Geosciences for Sage Natural Resources, LLC since January 2018. He was the Senior Geological Advisor for Samson Energy, a large privately held exploration and production company headquartered in Tulsa, Oklahoma, from March 2014 to March 2016 and previously worked as the Exploration Manager for Samson Resources Company, from March 2007 to March 2014. Prior to that, Mr. Grabb served as a geologist for Newfield Exploration from April 2003 to March 2007. Mr. Grabb holds B.S. and M.S. degrees in geology from Montana State University. Mr. Grabb is also a member of the American Association of Petroleum Geologists and the Society of Petroleum Engineers.

Mr. King has served as a director since May 2007 and has worked in various management positions, including land management, with Hancock Enterprises, a privately held independent oil and gas exploration and production company based in Billings, Montana, since 1983. Mr. King has been actively working in the Williston Basin and the Northern Rockies for over 30 years. Throughout his career Mr. King has been very involved in regional industry and local civic affairs, including his sixteen years of service on the Montana Board of Oil and Gas Conservation Commission as a Commissioner (Gubernatorial appointment), Board of the Montana Petroleum Association, Western Montana BLM Advisory Council, U of MT President’s Advisory Council, and the Finance Committee for the Montana Community Foundation. Mr. King was a founding member of the Board of Directors for Crown Butte Resources, Ltd., and served from 1987 to 1996. Mr. King holds a degree in Economics from the University of Montana.

Mr. Lenz has served as a director since August 2018. Mr. Lenz serves as a Managing Director at Angelo, Gordon & Co., a privately-held registered investment advisor, where he has worked since 2012. In his current role, Mr. Lenz is responsible for originating investments across a company’s capital structure, where he has significant experience with investments in the energy industry. Prior to joining Angelo Gordon, Mr. Lenz worked in the investment banking division at Morgan Stanley. Mr. Lenz previously served as a Board Observer with Vistra Energy. Mr. Lenz holds a B.A. degree from the University of Pennsylvania.

Mr. Popejoy has served as a director since January 2017. Mr. Popejoy has been affiliated with TRT Holdings, Inc., a diversified private holding company based in Dallas, Texas, or with its subsidiary Tana Oil and Gas or Tana Exploration since 1984. From 2001 to present, Mr. Popejoy has served as the Senior Vice President of Energy for TRT Holdings, Inc., and a Manager of Tana Exploration. Prior to 2001, Mr. Popejoy served as a Vice President of Land and later as President of Tana Exploration. Mr. Popejoy holds a BBA degree in Petroleum Land Management from the University of Texas at Austin.

Each director brings a unique set of skills to our board of directors.  The board of directors believes the directors as a group have the experience and skills in areas such as the oil and gas industry, finance, risk management and corporate governance that are necessary to effectively oversee our company.  Set forth below are the conclusions reached by our board of directors as to why each director is qualified for service as a director of our company.

•Mr. Akradi has extensive experience as the chairman of the board, president and chief executive officer of both public and private companies. Mr. Akradi provides us with strong executive leadership as well as expertise in the areas of corporate strategy, financial management and fundraising through the capital markets. In addition, Mr. Akradi brings the perspective of a significant stockholder to the board.
•Ms. Bromiley has extensive experience as a financial executive and leader within various companies across the oil and gas industry.  Ms. Bromiley provides expertise in the areas of financial reporting, accounting, capital markets, internal controls and corporate governance.
•Mr. Easley has extensive business development and executive management experience in the oil and natural gas exploration and production industry.
•Mr. Frantz has valuable experience in business and financing and brings the benefit of a significant stakeholder to the board, as well as institutional knowledge in the oil and gas industry, through his involvement with TRT Holdings.
•Mr. Grabb is a registered petroleum geologist with over 40 years of experience in the oil and gas industry. Mr. Grabb provides both geological and industry expertise as it relates to our exploration prospects and drilling programs.
•Mr. King has over 30 years of experience in the oil and gas industry.  Mr. King provides expertise in the areas of evaluating, acquiring and managing oil and gas interests, as well as our exploration prospects.
•Mr. Lenz has valuable experience in originating investments across a firm’s capital structure, which benefits the company in the areas of capital markets and finance alternatives.
•Mr. Popejoy has extensive experience in the oil and gas industry and brings the benefit of a significant stakeholder to the board through his involvement with TRT Holdings.

Required Vote

Election to our board of directors of each of the nominees named above requires the affirmative vote of a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee of our board of directors has appointed Deloitte & Touche LLP (“Deloitte) as our independent registered public accounting firm for the fiscal year ending December 31, 2019.  A proposal to ratify that appointment will be presented to stockholders at the meeting.  If stockholders do not ratify such appointment, the committee will consider selection of another independent registered public accounting firm.  Even if the appointment is ratified, the committee may, in its sole discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the best interests of the company.  Representatives of Deloitte are expected to be present at the meeting and they will have the opportunity to make a statement and be available to respond to appropriate questions.

Change in Accountants During 2018

Grant Thornton LLP (“Grant Thornton”) served as our independent registered public accountant firm for our fiscal years 2015 through 2017.  On June 5, 2018, we received notice that Grant Thornton declined to stand for re-appointment as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Neither of Grant Thornton’s reports on the financial statements of the company for the fiscal years ended December 31, 2016 and 2017 contained an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of the company’s financial statements for the fiscal years ended December 31, 2016 and 2017, and the subsequent interim period through June 5, 2018, (i) there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference, in connection with its opinion, to the subject matter of such disagreements and (ii) there was no “reportable event” as defined in Item 304(a)(1)(v) of Regulation S-K. We provided Grant Thornton with a copy of the foregoing disclosure and requested that Grant Thornton furnish the company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of the letter from Grant Thornton was attached as Exhibit 16.1 to the Current Report on Form 8-K that we filed with the Commission on June 7, 2018.

On July 9, 2018, the audit committee appointed Deloitte as our independent registered public accounting firm for the fiscal year ended December 31, 2018. Prior to their appointment, we did not consult with Deloitte with respect to any of the matters or reportable events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Registered Public Accountant Fees

Deloitte served as our independent registered public accounting firm for the year ended December 31, 2018, and Grant Thornton served as our independent registered public accounting firm for the year ended December 31, 2017.  Aggregate fees for professional services rendered by such firms for the years ended December 31, 2018 and 2017 were as follows:

	Fiscal Year Ended
	December 31, 2018		December 31, 2017
Audit Fees	$824,120		$390,455
Audit-Related Fees	243,895		—
Tax Fees	41,170	(1)	9,984	(1)
All Other Fees	—		—
Total	$1,109,185		$400,439
________________
(1) Tax related fees in 2018 and 2017 consisted of fees related to analyzing potential net operating loss carryforward utilization limits.

Audit and audit-related fees were for professional services rendered for the audits of the financial statements, review of interim financial statements, reviews of income tax provisions, audits of statutory financial statements, comfort letters in connection with offerings, consents and the review of documents we filed with the SEC.  The percentage of hours spent by each of Deloitte and Grant Thornton on these services that were attributable to work performed by persons not employed by Deloitte and Grant Thornton, as applicable on a full-time permanent basis did not exceed 50%.

The audit committee of the board of directors has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant’s independence.

Pre-Approval Policies and Procedures of Audit Committee

Our audit committee has adopted pre-approval policies and procedures to ensure the continued independence of our auditor.  As a general rule, we will only engage our auditors for non-audit-related work if those services enhance and support the attest function of the audit or are an extension to the audit or audit-related services.

Our audit committee annually evaluates our auditors’ independence, professional capability and fees based on a variety of factors.  The committee annually obtains from the auditor a formal written statement delineating all relationships between the auditor and our company, consistent with Independence Standards Board Standard 1 and engages in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor.

The audit committee takes appropriate action to oversee the independence of the auditor, which includes review and approval of the auditors’ annual audit plan and audit scope including a description of key functions and/or locations to be audited, a general description of each of the non-audit services provided or to be provided and an estimate of audit and non-audit fees and costs for the year and actual versus estimated for the preceding year.  The committee ascertains whether resources are reasonably allocated as to risk and exposure and makes any recommendations that might be required to more appropriately allocate the auditors’ efforts.

The audit committee appraises the efficiency and effectiveness of the audit efforts and of financial accounting and reporting systems through scheduled meetings with the auditors and ensures that management places no restrictions on the scope of audits or examinations.  The lead audit partner will review with the committee the services the auditor expects to provide and the related fees, as appropriate. In addition, management will provide the committee with periodic updates of any non-audit services that the auditor has been asked to provide or may be asked to provide in the future.

The committee pre-approved all of the services we received from Deloitte and Grant Thornton during 2018.

Required Vote

The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THIS PROPOSAL 2.

AUDIT COMMITTEE REPORT

The audit committee of the board is composed of three non-employee directors who meet NYSE American independence requirements. Information as to these persons, as well as their duties, is provided under the caption “Our Board of Directors and Committees.” The committee met four times during 2018 and reviewed a wide range of issues, including the objectivity of the financial reporting process and the adequacy of internal controls. In addition, the committee received reports and reviewed matters regarding ethical considerations and business conduct and monitored compliance with laws and regulations. Prior to filing our annual report on Form 10-K, the committee also met with our management and internal auditors and reviewed the current audit activities, plans and results of selected internal audits. The committee also met privately with the internal auditors and with representatives of our independent registered public accounting firm to encourage confidential discussions as to any accounting or auditing matters.

The audit committee has (a) reviewed and discussed with management and our independent registered public accounting firm our audited financial statements for the year ended December 31, 2018, management’s assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm’s evaluation of our internal control over financial reporting; (b) discussed with our independent registered public accounting firm the matters required to be discussed by the applicable Public Company Accounting Oversight Board (the “PCAOB”) standards; and (c) received the written disclosures and the letter from our independent registered public accounting firm as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with representatives of our independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018, including all amendments, for filing with the SEC.

The name of each person who serves as a member of our audit committee is set forth below.

Lisa Bromiley (Chairperson)	Robert Grabb	Roy Easley

PROPOSAL 3

ADVISORY VOTE TO APPROVE
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the following proposal, commonly known as a “Say on Pay” proposal, provides our stockholders with a separate nonbinding advisory vote to approve the compensation of our named executive officers.  The named executive officers are the individuals identified in the Summary Compensation Table on page 25 of this proxy statement.  Because your vote on this proposal is advisory, it will not be binding upon us or our board of directors.  However, the compensation committee will review the results of the vote carefully and will take the results of its review into account when making future executive officer compensation decisions.

The compensation of our named executive officers received substantial support and was approved, on an advisory basis, by approximately 99% of the votes cast “FOR” or “AGAINST” the corresponding proposal at the annual meeting of stockholders held on August 23, 2018. The compensation committee and other members of our board believe that this vote reflected our stockholders’ strong support of the compensation decisions made by the compensation committee for our named executive officers for 2017.
Before you vote on the resolution below, please carefully review the entire “Compensation Discussion and Analysis” beginning on page 16 and the tables, narrative disclosure and footnotes that follow the “Compensation Discussion and Analysis.”  The “Compensation Discussion and Analysis” contains important information about our executive compensation program and philosophy.  It also explains how and why the compensation committee made specific decisions about the named executive officers’ compensation for 2018.
The following resolution will be voted on at the Annual Meeting:
RESOLVED, that the stockholders of Northern Oil and Gas, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers in the Compensation Discussion and Analysis, the compensation tables, and the other related tables and disclosure as disclosed in this proxy statement.
Required Vote

We will consider our stockholders to have approved our executive compensation if the number of votes cast “FOR” this Proposal 3 exceeds the number of votes cast “AGAINST” this Proposal 3.  With respect to this proposal, a stockholder who abstains and a stockholder who does not vote (including a broker non-vote) will have no effect on the outcome of this Proposal 3.

THE BOARD OF DIRECTORS BELIEVES THAT
THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE
AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL 3.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis provides information about the 2018 compensation program for the following named executive officers, who were the only individuals who served as executive officers during 2018:

Brandon Elliott	Chief Executive Officer
Nicholas O’Grady	Chief Financial Officer
Michael Reger	President
Erik Romslo	Executive Vice President, General Counsel & Secretary
Adam Dirlam	Executive Vice President, Land
Chad Allen	Chief Accounting Officer
Thomas Stoelk	Former Chief Financial Officer and Interim CEO (until January 31, 2018)

Executive Summary

2018 was a transformational year for our company.  We significantly strengthened the company through a multi-phase balance sheet restructuring during the year, and also generated substantial growth, more than doubling our production in the fourth quarter of 2018 compared to the fourth quarter of 2017. This growth was driven both by organic activity and via significant acquisitions completed in the second half of the year. The first phase of the balance sheet restructuring, which consisted of a large debt exchange transaction and associated equity raise, was in progress early in 2018. As a result, the compensation committee waited until these transactions closed in May 2018 before adopting our compensation plans and associated performance goals for 2018.

For 2018, the compensation committee sought to significantly reduce the proportion of compensation, company-wide, that may be paid in cash and increase the proportion derived from equity incentive awards. As a result, the total cash paid to our board of directors for 2018 decreased by 65% compared to 2017. More significantly, the compensation committee eliminated any executive cash bonus program for 2018, and the 2018 bonus program applicable to executive officers consisted entirely of performance-based equity awards. This program consisted of restricted stock awards granted on June 1, 2018, with all shares subject to performance-based vesting requirements. Half of the shares granted under the awards were subject to the company’s performance relative to Adjusted EBITDA goals, and the other half of such shares were subject to goals based on the company’s stock price performance. Any shares earned as a result of the company’s performance relative to these goals will vest over three years in 2019, 2020 and 2021, subject to typical service-based vesting conditions. We achieved the maximum Adjusted EBITDA performance goal, and as a result all related shares were earned. So far, we have achieved the threshold stock price performance goal, and as a result one-third of the related shares were earned. The remaining shares subject to the higher stock price performance goals that have not yet been achieved still have the potential to be earned, depending on the company’s stock price performance during the remainder of 2019.

Overview

Our compensation committee is responsible for establishing director and executive officer compensation, as well as policies and programs to insure that they are consistent with our compensation philosophy and principles of corporate governance. The compensation committee is authorized to make plan awards to our employees to recognize individual and company-wide achievements as the committee deems appropriate. Our compensation committee has historically reviewed and approved base salary and incentive compensation levels, employment agreements and benefits of executive officers and other key employees.

Our compensation program seeks to reward our management for maximizing stockholder value and ensuring the long-term stability of our company. Our compensation program is intended to reward individual accomplishments, team success and corporate results. It also recognizes the varying responsibilities and contributions of each employee and is intended to foster an ownership mentality among our management team.

The compensation committee believes it is important to rely in large part on performance relative to pre-determined performance goals in determining executive compensation. As such, shares earned by our executive officers under our short- and long-term equity incentive program are largely driven by performance relative to pre-determined performance goals. However, the compensation committee does retain meaningful discretion to allow them to make other awards based on circumstances as they see fit.

In 2018, we held a stockholder advisory vote on the compensation paid to our named executive officers for 2017, which resulted in approximately 99% of the votes cast approving such compensation. Our compensation committee evaluated the results of last year’s advisory vote on executive compensation and, given the support expressed by stockholders, did not make any specific changes to our executive compensation program as a result thereof.

Compensation Consultant and Peer Group

The compensation committee has from time to time engaged independent consultants to advise it on peer group executive compensation practices, potential compensation packages for existing or possible new executives, and in connection with other projects, including the selection of peer groups for executive compensation analysis purposes. In 2018, the compensation committee directly engaged Pearl Meyer to help develop a peer group, review the company’s compensation programs and advise on potential changes thereto (including with respect to establishing the 2018 and 2019 executive compensation and director compensation programs). During its engagement in 2018, Pearl Meyer, from time to time, may have contacted our named executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the compensation committee that our named executive officers also receive. The compensation committee determined that the work of Pearl Meyer and its employees for 2018 did not raise any conflict of interest.

The compensation committee has selected and made changes to our peer group over time primarily due to changes in the financial and operating profiles of our company and potential peer companies, as well as our compensation committee’s subjective determinations regarding the companies with whom we compete for executive talent and the most appropriate companies against which to compare our performance. Prior to 2018, the primary function that our peer group served in our executive compensation program was as the comparative group in calculating our company’s relative total stockholder return for purposes of pre-2018 executive bonus programs. For the 2018 executive bonus program, our compensation committee did not utilize any performance metrics that were measured on a relative basis compared to a peer group. However, with the assistance of Pearl Meyer, the compensation committee continued to review detailed information regarding the executive compensation programs of companies in our current peer group. The compensation committee does not seek to apply any particular benchmark or target percentiles relative to the peer group in setting compensation levels. However, the peer group data was considered in connection with setting base salaries, developing our executive compensation program, determining the size of awards thereunder, and for other similar purposes.

The peer group considered by the compensation committee in connection with establishing the 2018 compensation program consisted of Abraxas Petroleum Corp., Bonanza Creek Energy, Inc., Comstock Resources, Inc., Contango Oil & Gas Company, Earthstone Energy, Inc., Eclipse Resources Corp., Energy XXI Gulf Coast, Inc., Halcon Resources Corp., HighPoint Resources Corp., Jones Energy, Inc., Lonestar Resources US Inc., Penn Virginia Corp., Resolute Energy Corp., Ring Energy, Inc., SandRidge Energy Inc., SilverBow Resources, Inc. and W&T Offshore, Inc.

The peer group considered by the compensation committee in connection with establishing the 2019 compensation program consisted of Abraxas Petroleum Corp., Bonanza Creek Energy, Inc., Callon Petroleum Company, Carrizo Oil & Gas, Inc., Comstock Resources, Inc., Eclipse Resources Corp., EP Energy Corp., Halcon Resources Corp., HighPoint Resources Corp., Matador Resources Company, Oasis Petroleum Inc., Penn Virginia Corp., Resolute Energy Corp., Ring Energy, Inc., SandRidge Energy Inc., SilverBow Resources, Inc., SM Energy Company, SRC Energy Inc., W&T Offshore, Inc. and Whiting Petroleum Corp.

Role of Executives in Establishing Compensation

The compensation committee makes the final determination of all compensation paid to our named executive officers and directs all compensation decisions affecting our executive officers. However, management also plays a role in the determination of executive compensation levels. At the end of each year, management provides recommendations to the compensation committee regarding any discretionary items affecting compensation for the year. Management also provides advance input on the structure of our incentive programs and performance goals to be used thereunder, as well as the selection of peer companies to be used by the compensation committee for executive compensation purposes. However, the compensation committee has no obligation to accept management’s recommendations, and meets regularly in executive session to discuss and ultimately set executive compensation amounts and programs. Our chief executive officer is not present during voting or deliberations regarding his compensation.

Compensation Philosophy

To recruit and retain the most qualified and competent individuals as senior executives, we strive to maintain a compensation program that is competitive in our market and with respect to the general profession of our executives. We remain committed to hiring and retaining qualified, motivated employees at all levels within the organization while ensuring that all forms of compensation are aligned with business needs. Our compensation program is intended to reward exceptional organizational and individual performance. Our compensation system is designed to support the successful attainment of our vision, values and business objectives.

The following compensation objectives are considered in setting the compensation components for our senior executives:

•Attract and retain key executives responsible not only for our continued growth and profitability, but also for ensuring proper corporate governance and carrying out the goals and plans of our company;
•Motivate management to enhance long-term stockholder value and to align our executives’ interests with those of our stockholders;
•Correlate a portion of management’s compensation to measurable financial and operating performance;
•Evaluate and rate performance relative to the existing market conditions during the measurement period; and
•Set compensation and incentive levels that reflect competitive market practices.

The principal components of our executive compensation program have historically been base salary, annual short-term incentive bonuses and long-term incentive awards. For 2018, the compensation committee eliminated any cash bonus program, and essentially combined the short-term and long-term programs into a single program consisting of performance-based restricted stock awards, with the first tranche of potential vesting occurring in March 2019. We have sought to blend elements of compensation in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives on a short- and long-term basis, and align the interests of our executive officers and other senior personnel with those of our stockholders.

We have traditionally utilized stock incentives as a means to align the interests of our management with the interests of our stockholders and motivate our management to enhance stockholder value. Stock issuances to-date have been designed to serve as both short-term rewards and long-term incentives. As a result, each of our named executive officers who have served with the company for at least one year holds a significant number of shares of our outstanding common stock.

Employment Agreements

We have traditionally employed our executive officers under written employment agreements governing certain terms and conditions of their employment. In the summer of 2018, we entered into new employment agreements with each of our current executive officers (the “2018 Employment Agreements”). The new employment agreements were initially negotiated and entered into with Mr. Reger and Mr. O’Grady when they were hired to join the company as executive officers in late May 2018. Shortly thereafter, each of the other current executive officers entered into substantially similar employment agreements, with limited differences summarized below. Mr. Reger was initially hired in May 2018 to serve as Chief Executive Officer, but in July 2018 we determined to realign executive job responsibilities in an effort to optimize the daily management of the company and better position the company to capitalize on growth opportunities. Mr. Reger assumed the title of President to focus his efforts on acquisition opportunities. Mr. Elliott, who had been serving as President, assumed the title of Chief Executive Officer, primarily responsible for the day-to-day operations of the company as well as investor relations. In connection therewith, we entered into a 2018 Employment Agreement with Mr. Elliott, and also entered into a new employment agreement with Mr. Reger that was substantially similar to his existing 2018 Employment Agreement, except for changes to reflect his new title and certain other matters. This subsequent agreement is the version referred to in the summary of the 2018 Employment Agreements that follows.

The 2018 Employment Agreements each provide for an initial three-year term, subject to earlier termination upon notice or certain other conditions, and with the potential for additional one year renewal terms. Each executive officer (except Mr. Reger) is entitled to a minimum annualized cash base salary of $325,000 for Mr. Elliott and Mr. Romslo, $270,000 for Mr. O’Grady, $250,000 for Mr. Dirlam, and $220,000 for Mr. Allen. Under Mr. Reger’s employment agreement, in lieu of a traditional cash base salary, he instead requested and agreed to receive an annual restricted stock grant subject to time-based vesting to be negotiated in good faith by the parties annually (see “Base Salaries” below).  Under the 2018 Employment

Agreements, each executive is also entitled to an annual restricted stock grant subject to performance-based vesting, to be negotiated in good faith by the parties annually. Such grants are expected to serve as the primary component of our executive bonus plan each year. For detail regarding the initial such grants made for 2018, see “2018 Short- and Long-Term Equity Incentive Program” below.

The 2018 Employment Agreements also contain provisions that, among other things, (i) will subject the executives to any “clawback” or similar policy hereafter adopted by the company to comply with applicable law, (ii) prohibit the executives in certain circumstances from competing with our company or soliciting any employees of our company for a specified period following termination of their employment, (iii) entitle each executive to perquisites including a $20,000 annual vehicle allowance and the company’s payment of each executive’s maximum employee 401(k) contribution each year (not to exceed $25,000), in addition to company matching.

Finally, the 2018 Employment Agreements contain change in control and severance provisions which are described under “Potential Payments upon Termination or Change in Control—Change in Control and Severance Provisions” below.

Elements of Compensation

The total compensation and benefits program for our executive officers currently consists of a combination of the following components:

•base salaries;
•annual short- and long-term equity incentive program;
•discretionary bonuses or equity awards;
•retirement, health and welfare benefits;
•perquisites; and
•severance/change of control arrangements.

Prior to 2018, the company maintained separate short- and long-term incentive programs, consisting of a short-term cash incentive program, and a long-term equity-based incentive program. For 2018, the compensation committee eliminated any cash bonus program and implemented a single program consisting of performance-based restricted stock awards. See “Short- and Long-Term Equity Incentive Program” below.

Base Salaries

We generally provide base salaries to compensate our senior executives and other employees for services performed during the fiscal year. This provides a level of financial certainty and stability in an industry with historical volatility and cyclicality. The base salaries are designed to reflect the experience, performance, responsibilities and contribution of the individual executive officers. This form of compensation is eligible for annual merit increases, and is initially established for each executive through individual negotiation. Thereafter, salaries are reviewed annually, based on a number of factors, both quantitative, including organizational and competitive analyses, and qualitative, including the compensation committee’s perception of the executive’s experience, performance and contribution to our business objectives and corporate values.

In light of the difficult industry environment and the challenges facing our company as we entered 2018, the compensation committee did not increase executive officer base salaries at the beginning of 2018. However, following the completion of the first phase of our balance sheet restructuring in May 2018, which was shortly followed by the hiring of Mr. Reger and Mr. O’Grady and the roll-out of our current executive team, annualized cash base salaries for the remainder of 2018 were set as follows:

•Mr. Elliott - increased from $286,000 to $300,000, and later increased to $325,000 upon appointment as CEO;
•Mr. O’Grady - $270,000, as agreed upon hire;
•Mr. Romslo - $325,000, which is unchanged from 2017;
•Mr. Dirlam - $250,000, as agreed upon promotion to executive officer position; and
•Mr. Allen - $220,000 as agreed in connection with 2018 Employment Agreement.

Under Mr. Reger’s 2018 Employment Agreement, in lieu of a traditional cash base salary, he instead requested and agreed to receive an annual restricted stock grant subject to time-based vesting to be negotiated in good faith by the parties annually. As a result, Mr. Reger is currently compensated almost entirely through equity-based compensation. Receiving primarily equity-based compensation is intended to strongly align the personal performance and success of Mr. Reger, who is our founder and chairman emeritus in addition to his current role as President, with the interests and success of our stockholders.  Mr. Reger’s initial time-based restricted stock grant in lieu of a cash base salary was for 240,000 shares ($648,000 grant date fair value on June 1, 2018) vesting over the next twelve months. On January 4, 2019, in connection with the compensation committee setting the executive compensation program for 2019, Mr. Reger received another time-based restricted stock grant in lieu of cash base salary for 240,000 shares ($653,110 grant date fair value on January 4, 2019), which is scheduled to vest over the twelve months following the completion of vesting of his initial such award.

Short- and Long-Term Equity Incentive Program

The combined purpose of our short- and long-term equity incentive program is to provide variable compensation dependent upon the achievement of company performance objectives, and to align the interests of our executives with those of our stockholders.  The 2018 program consists of restricted stock awards subject to performance-based vesting conditions. There is a short-term component, in that the first tranche of vesting is scheduled to occur (subject to achievement of performance conditions) shortly after the end of the calendar year in which the awards are made. In addition, since equity awards may vest and grow in value over time, the program also is intended to incentivize company performance over the long-term.

The quantitative performance objectives selected each year are tailored by the compensation committee in an attempt to focus management’s attention and efforts on the matters deemed most critical to the company, and as a result may be different from year to year depending on the current environment and needs of the company. The performance level for each performance objective take into account prior year results and current year strategic objectives, planned projects and capital spending plans. We believe that they are set aggressively in light of these variables and require achievement of significant performance.  The threshold, target and maximum levels for the quantitative performance goals may provide for adjustments to account for the effects of certain circumstances that may arise during the year, such as unexpected market conditions or significant acquisitions or divestitures.

Restricted stock awards under this program represent awards of actual shares of our common stock that include vesting provisions which are contingent upon continued employment and achievement of certain performance objectives. We believe that awards of restricted stock provide a significant incentive for executives to achieve and maintain high levels of performance over multi-year periods, and strengthen the connection between executive and stockholder interests. We believe that restricted shares are a powerful tool for helping us retain executive talent. The higher value of a share of restricted stock in comparison to a stock option allows us to issue fewer total shares in order to arrive at a competitive total long-term incentive award value. Furthermore, we believe that the use of restricted stock reflects competitive practice among companies with whom we compete for executive talent.

2018 Short- and Long-Term Equity Incentive Program

The 2018 program consisted of restricted stock awards granted on June 1, 2018, with all shares subject to performance-based vesting requirements. Half of the shares granted under the awards were subject to the company’s performance relative to Adjusted EBITDA goals, and the other half of such shares were subject to goals based on the company’s stock price performance. Any shares earned as a result of the company’s performance relative to these goals will vest over three years in 2019, 2020 and 2021, subject to typical service-based vesting conditions. The number of restricted shares granted to Mr. Reger and Mr. O’Grady was determined via negotiations with the compensation committee in connection with their hiring process in May 2018. In this regard, the compensation committee considered the peer group information and related analysis prepared by its compensation consultant, Pearl Meyer. The compensation committee also considered such information in determining the number of restricted shares to be granted to the other executive officers. Based on the company’s stock price range during the time the compensation committee was negotiating with Mr. Reger and Mr. O’Grady, the compensation committee was assuming an approximately $2.50 per share value. Based on this per share value, the number of shares granted by the committee and the value these awards were intended to convey for threshold, target and maximum performance relative to the performance goals was as follows:

	Threshold		Target		Maximum
	Shares	Value(1)	Shares	Value(1)	Shares	Value(1)
Michael Reger	300,000	$750,000	600,000	$1,500,000	900,000	$2,250,000
Nicholas O’Grady	110,000	$275,000	230,000	$575,000	360,000	$900,000
Brandon Elliott(2)	50,000	$125,000	100,000	$250,000	150,000	$375,000
Erik Romslo	50,000	$125,000	100,000	$250,000	150,000	$375,000
Adam Dirlam	40,000	$100,000	80,000	$200,000	120,000	$300,000
Chad Allen	30,000	$75,000	60,000	$150,000	90,000	$225,000
_________________

(1)The values in these columns reflect a consistent value of $2.50 per share regardless of the grant dates and do not reflect the grant date fair values of these awards computed in accordance with FASB ASC Topic 718. Therefore, the values vary significantly from the values included in tables below under “Summary Compensation Table” and “Grants of Plan-Based Awards”.
(2)Mr. Elliott’s initial June 1, 2018 award of 40,000, 80,000 and 120,000 shares for threshold, target and maximum, was increased to 50,000, 100,000, and 150,000 shares, respectively, on July 5, 2018 in connection with his appointment to the CEO position.

As noted above, half of the shares under the awards were subject to the company’s performance relative to Adjusted EBITDA goals, and the other half of such shares were subject to goals based on the company’s stock price performance. The Adjusted EBITDA goals targeted specified levels of annualized fourth quarter 2018 Adjusted EBITDA, which was chosen to incentivize management to grow the company substantially in the second half 2018.

The stock price goals initially targeted specified average closing stock prices for the last 20 trading days of 2018. However, the awards included language obligating the compensation committee, if the average closing price of NYMEX WTI crude oil in the last 20 trading days of 2018 was below $62.50, to reconsider in good faith the performance-based vesting criteria and, if determined appropriate in the sole discretion of the committee, to make any reasonable and equitable adjustments thereto that it so determines. The compensation committee met on December 19, 2018, at a time when NYMEX WTI oil prices had declined substantially (compare $65.81 per barrel on June 1, 2018 to $47.20 per barrel on December 19, 2018), resulting in a significant decline in energy stocks including the company’s. The committee noted that the company had performed extremely well since the original grant date of the awards, closing on significant acquisitions and completing additional steps of the company’s balance sheet restructuring. Nonetheless, it was apparent that none of the stock price goals would be achieved. In light of the fact that this appeared to be driven by market forces outside of the company’s control, and based on the company’s and management’s strong performance year-to-date, the compensation committee determined to modify the awards by extending the period over which the stock price performance goals could be achieved. Instead of requiring that the company achieve any stock price performance goals based on the average closing price during the last 20 trading days of 2018, the modification allowed 100% of the related shares to be earned if the company achieved the stock price goals over any consecutive 20 trading days ending on or before June 30, 2019. In addition, the modification allows 50% of any related shares that are not earned by June 30, 2019 to still be earned if the company achieves the stock price goals over any consecutive 20 trading days ending on or before December 31, 2019.

The following table sets forth the specific threshold, target and maximum performance goals selected by the compensation committee, and the company’s performance relative to these goals.

Performance Levels
2018 Performance Goals (equally weighted)	Threshold	Target	Maximum	Actual Company Performance	Performance Level Earned
Fourth Quarter 2018 Annualized Adjusted EBITDA(1)	$265m	$295m	$325m	$499m	Maximum(3)
Stock Price Goals(2)	$2.60/share	$2.90/share	$3.20/share	$2.61/share	Threshold(4)
_________________

(1)Calculated as the company’s Adjusted EBITDA for the fourth quarter of 2018, multiplied times four.
(2)Initially, to be measured against average closing price of the company’s common stock for the last 20 trading days of 2018. In December 2018, the compensation committee modified this feature of the awards (as described in more detail above). The share price levels were not adjusted, but the modification allows them to be achieved over any 20 trading day period ending on or before June 30, 2019. In addition, for any shares that haven’t been earned by June 30, 2019, 50% of such shares may still be earned if the associated share price goal is achieved for any 20 trading day period ending on or before December 31, 2019.
(3)We substantially increased our Adjusted EBITDA during 2018, from $56.0 million in the first quarter of 2018 (or $223.8 million on an annualized basis) to $124.9 million in the fourth quarter of 2018 (or $499.5 million on an annualized basis). This increase was driven by a more than doubling of the company’s production from the first quarter to the fourth quarter, a large portion of which was due to two significant acquisitions (the Pivotal and W Energy acquisitions) that we signed in July 2018 and closed by the start of the fourth quarter. As a result, the company’s actual performance was substantially in excess of the performance goals established on this metric.
(4)The company achieved the threshold level of performance with an average closing stock price of $2.61 per share for the 20 trading days ended February 1, 2019. The target and maximum goals still may be achieved, as described in note 2 above.

As shown in the table above, we achieved the maximum Adjusted EBITDA goal and have so far achieved the threshold stock price goal. As a result, two-thirds of the maximum number of shares have been earned. Of the shares that have been earned, one-third vested on March 15, 2019 and, subject to typical service-based vesting conditions, another one-third will vest on each of March 15, 2020 and March 15, 2021. The unearned shares associated with the target and maximum stock price goals still have the potential to be earned, depending on the company’s stock price performance during the remainder of 2019.

2017 Long-Term Equity Incentive Program

In early 2017, the compensation committee adopted a 2017 long-term equity incentive program for purposes of determining the number of restricted shares to be issued in early 2018 to the participating executives. The first half of the program consisted of a performance equity award to each participating executive officer, the value of which was included in 2017 compensation (as described in detail in the company’s proxy statement for last year’s annual meeting). The second half of the program was left in the full discretion of the compensation committee to determine for each executive officer, based on any factors it deemed relevant, a potential additional restricted stock award with a maximum award value of 150% of 2017 annual base salary.

The compensation committee made its final determination of awards under this program on March 8, 2018. As to the discretionary portion of this program, which are included in 2018 compensation because the grant date of the awards occurred in 2018, the compensation committee granted restricted stock awards to the named executive officers as follows: Mr. Elliott - 24,038 shares ($50,000 grant date fair value), Mr. Romslo - 728 shares ($1,515 grant date fair value), and Mr. Allen - 24,038 shares ($50,000 grant date fair value). The shares under these awards are scheduled to vest in three equal installments in March of 2019, 2020 and 2021.

2019 Short- and Long-Term Equity Incentive Program

The compensation committee has adopted a 2019 short- and long-term equity incentive program that is substantially similar to the 2018 program, except the performance goals are different for 2019. Similar to 2018, the 2019 program consists of restricted stock awards made to our executive officers, each of which is subject to performance-based vesting requirements. Half of the shares granted under the awards are subject to the company’s performance relative to debt-adjusted cash flow per share goals, and the other half of such shares are subject to goals based on the company’s average closing stock price for the last 20 trading days of 2019. Any shares earned as a result of the company’s performance relative to these goals will vest in three equal installments in 2020, 2021 and 2022.

Discretionary Bonuses or Equity Awards

In addition to the formalized incentive programs described above, the compensation committee may also approve the payment of discretionary bonuses or equity awards in recognition of significant achievements, in light of retention or similar goals, or due to other factors the committee deems relevant. During 2018, the compensation committee granted each of Mr. Elliott and Mr. Romslo 100,000 fully vested shares of common stock. In the case of Mr. Romslo, the award was made on June 1, 2018, in recognition of his substantial efforts in connection with our refinancing transactions late in 2017 and in the first half of 2018. In the case of Mr. Elliott, the award was made on November 8, 2018, in recognition of his prior appointment to serve as CEO and strong performance in connection therewith.

Retirement, Health and Welfare Benefits

We offer a variety of retirement, health and welfare programs to all eligible employees. The named executive officers are eligible for the same broad-based benefit programs on the same basis as the rest of our employees. Our health and welfare programs include medical, dental and long and short term disability.

We maintain a 401(k) plan for our employees. Under the 401(k) plan, eligible employees may elect to contribute a portion of their eligible compensation on a pre-tax basis in accordance with the limitations imposed under the Internal Revenue Code of 1986, as amended, or the Code. We also provide a match contribution equal to 100% of an eligible employee’s deferral contribution, up to 8% of the employee’s earnings up to the maximum amount permitted under the Code.

Perquisites

Additional perquisites paid for named executive officers in 2018 include vehicle allowances and payment of all 401(k) plan contributions. Our costs associated with providing the foregoing benefits for named executive officers in 2018 are reflected in the Summary Compensation Table and related disclosures below. The company does not allow any executive officer perquisites for tax gross-ups.

Severance/Change of Control Arrangements

We have agreements in place with certain executive officers providing for severance compensation in connection with certain triggering events relating to a change of control of our company and/or termination of employment. We have provided more information about these benefits below under “Potential Payments upon Termination or Change in Control.”

Policies as to Company Securities

Our insider trading policy provides that company directors, officers and employees (and certain other covered individuals) may not, among other things, pledge company securities, purchase or sell puts or calls to sell or buy our securities, engage in short sales with respect to our securities, buy our securities on margin, or otherwise hedge their ownership of our stock. We have not adopted any stock ownership guidelines or other holding period requirements applicable to our directors, officers and employees.

Clawback Policy

To date, we have not adopted a formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. However, under the terms of our equity compensation plans, awards thereunder and any compensation associated therewith may be made subject to forfeiture, recovery by the company or other action pursuant to any compensation recovery policy adopted by the board of directors at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law, and any award agreement may be unilaterally amended by the compensation committee to comply with any such clawback policy. We are currently evaluating the practical, administrative and other implications of implementing and enforcing a clawback policy, and intend to adopt a clawback policy in compliance with Section 10D of the Exchange Act once additional guidance is promulgated by the SEC.

Compensation Committee Report

Compensation Committee Activities

The compensation committee of our board currently consists of three independent directors.  As the compensation committee, we authorize and evaluate programs and, where appropriate, establish relevant performance criteria to determine management compensation.  Our compensation committee charter grants the compensation committee full authority to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of our executive officers.  We adopt performance criteria to measure the performance of our executive management and determine the appropriateness of awarding year-end bonuses.

Review of Compensation Discussion and Analysis

The compensation committee has reviewed and discussed the compensation discussion and analysis presented on the preceding pages. Based on its review and discussions, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this document.

The name of each person who serves as a member of our compensation committee is set forth below.

Bahram Akradi (Chair)	Joseph Lenz	Michael Popejoy

Risks Arising from Compensation Policies and Practices

We have evaluated the risks arising from our company-wide compensation policies and practices and do not believe that such risks are reasonably likely to have a material adverse effect on our company.

Summary Compensation Table

The table below shows compensation for our named executive officers for services in all capacities to our company during fiscal years 2016, 2017 and 2018. Compensation, as reflected in this table and the tables which follow, is presented on the basis of rules of the SEC and does not necessarily represent the amount of compensation realized or which may be realized in the future, or the amount of compensation attributable to a particular year. This is particularly true with respect to certain stock-based awards or accruals reported in the Stock Awards column. For more information regarding our salary policies and executive compensation plans, please review the information above under the caption “Compensation Discussion and Analysis.”

Name and Principal Position(1)	Year	Salary ($)		Bonus ($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total Compensation ($)

Brandon Elliott	2018	306,398		—	801,777	—	53,667	1,161,841
Chief Executive Officer	2017	286,000			—	35,000	52,516	373,516
	2016	275,000			366,667	226,875	50,854	919,396

Nicholas O’Grady	2018	157,500		—	1,056,542	—	33,067	1,247,108
Chief Financial Officer

Michael Reger	2018	378,000	(2)	—	2,649,759	—	48,667	3,076,426
President	2016	500,000			2,131,021	—	95,564	2,726,585

Erik Romslo	2018	325,000		—	713,142	—	54,917	1,093,058
EVP, General Counsel & Secretary	2017	325,000			167,960	50,000	56,286	599,246
	2016	321,533			755,911	321,533	54,608	1,453,585

Adam Dirlam	2018	242,574		—	353,301	—	41,314	637,190
EVP, Land

Chad Allen	2018	214,231		—	314,976	—	41,795	571,002
Chief Accounting Officer

Thomas Stoelk	2018	42,917		—	—	—	29,183	72,100
Former CFO & Interim CEO	2017	515,000		—	403,853	—	63,581	982,434
	2016	508,333		250,000	2,671,349	508,333	62,099	4,000,114
__________________

(1)Mr. Elliott joined the company in January 2013, serving in various roles between then and his appointment as CEO in July 2018. Mr. O’Grady joined the company as CFO in June 2018. Mr. Reger departed the company in August 2016 and re-joined the company as CEO in May 2018, and subsequently assumed his position as President in July 2018. Mr. Romslo joined the company in 2011, and has served as an executive officer since 2013. Mr. Dirlam joined the company in 2009, serving in various roles between then and his appointment as an executive officer in 2018. Mr. Allen joined the company in 2013, and served in various roles between then and his appointment as an executive officer in 2018. Mr. Stoelk resigned from the company in January 2018, having served as CFO since 2011 and Interim CEO since August 2016.
(2)In connection with Mr. Reger’s employment agreement, he requested and agreed to receive shares of restricted stock in lieu of a cash base salary. As a result, on June 1, 2018, Mr. Reger received an award of 240,000 shares of restricted stock vesting over one year, with a total grant date fair value of $648,000. The $378,000 reflected in the Salary column for 2018 is 7/12ths of this amount, for the seven months of 2018 that Mr. Reger was employed by the company.  The remaining value of the award will be included in the Salary column for 2019. The full award is included in the Grants of Plan-Based Awards table below, but no value for this award is included in the Stock Awards column of this Summary Compensation Table.

(3)Amounts in the Stock Awards column reflect the aggregate grant date fair value of awards granted during the applicable year.  Grant date fair values are computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 6 to our financial statements for the fiscal year ended December 31, 2018 included in our Annual Report on Form 10-K for fiscal year 2018. The grant date fair value of each award subject to a performance condition is based on the probable outcome of the performance condition as of the grant date, which for 2018 assumed that the highest level of performance condition would be achieved. See the Grants of Plan-Based Awards table below for additional detail regarding the 2018 awards reflected in this column.

(4)The company did not have any executive cash bonus plan in place for 2018. Instead, the 2018 executive bonus plan was entirely equity-based, consisting of performance-based restricted stock awards made to executives during 2018, which are included in the Stock Awards column of this table.  For additional discussion, see “Compensation Discussion and Analysis—2018 Short- and Long-Term Equity Incentive Program” above.

(5)The All Other Compensation amounts reported for 2018 include solely company 401(k) contributions and vehicle perquisites, as follows for each individual: (i) for Mr. Elliott, 401(k) contributions by the company of $37,000 and vehicle perquisites of $16,667; (ii) for Mr. O’Grady, 401(k) contributions by the company of $21,400 and vehicle perquisites of $11,667; (iii) for Mr. Reger, 401(k) contributions by the company of $37,000 and vehicle perquisites of $11,667; (iv) for Mr. Romslo, 401(k) contributions by the company of $37,000 and vehicle perquisites of $17,917; (v) for Mr. Dirlam, 401(k) contributions by the company of $29,648 and vehicle perquisites of $11,667; (vi) for Mr. Allen, 401(k) contributions by the company of $30,128 and vehicle perquisites of $11,667; and (vii) for Mr. Stoelk, 401(k) contributions by the company of $27,933 and vehicle perquisites of $1,250.

Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards during the year ended December 31, 2018.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Common Stock (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Brandon Elliott	6-1-2018	40,000	80,000	120,000		353,301
	7-5-2018	10,000	20,000	30,000		100,475
	3-8-2018				24,038	50,000	(2)
	11-8-2018				100,000	298,000	(3)

Nicholas O’Grady	6-1-2018	110,000	230,000	360,000		1,056,542

Michael Reger	6-1-2018	300,000	600,000	900,000		2,649,759
	6-1-2018				240,000	648,000	(4)

Erik Romslo	6-1-2018	50,000	100,000	150,000		441,627
	3-8-2018				728	1,515	(2)
	6-1-2018				100,000	270,000	(5)

Adam Dirlam	6-1-2018	40,000	80,000	120,000		353,301

Chad Allen	6-1-2018	30,000	60,000	90,000		264,976
	3-8-2018				24,038	50,000	(2)
__________________

(1)Reflects the performance-based restricted stock awards granted to the named executive officers under the 2018 short- and long-term equity incentive program. See “Compensation Discussion and Analysis—2018 Short- and Long-Term Equity Incentive Program” above. The grant date fair value for each such award is computed based on the probable outcome of any applicable performance condition as of the grant date. In addition, because the Compensation Committee modified such awards in December 2018, the grant date fair value reported for each such award includes the following additional amounts of incremental fair value computed as of the December 2018 modification date in accordance with FASB ASC Topic 718: (i) for Mr. Elliott, $91,165 (6-1-2018 award) and $22,791 (7-5-2018 award), (ii) for Mr. O’Grady, $271,637, (iii) for Mr. Reger, $683,736, (iv) for Mr. Romslo, $113,956, (v) for Mr. Dirlam, $91,165, and (vi) for Mr. Allen, $68,374.
(2)Reflects an award under the discretionary portion of the 2017 Long-Term Equity Incentive Program. See “Compensation Discussion and Analysis—2017 Long-Term Equity Incentive Program” above.
(3)Reflects a discretionary award to Mr. Elliott in recognition of his assumption of the CEO role and strong performance in connection therewith. See “Compensation Discussion and Analysis—Discretionary Bonuses or Equity Awards” above.
(4)Reflects an award to Mr. Reger of restricted stock in lieu of cash base salary. See note 2 to the Summary Compensation Table, above.
(5)Reflects a discretionary award to Mr. Romslo in recognition of his substantial efforts in connection with our refinancing transactions late in 2017 and in the first half of 2018. See “Compensation Discussion and Analysis—Discretionary Bonuses or Equity Awards” above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards to our named executive officers as of December 31, 2018.

	Stock Awards
Name	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(2)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested(1)
Brandon Elliott	116,832	(3)	$264,040	50,000	$113,000
Nicholas O’Grady	—		$—	110,000	$248,600
Michael Reger	120,000	(4)	$271,200	300,000	$678,000
Erik Romslo	195,714	(5)	$442,314	50,000	$113,000
Adam Dirlam	43,170	(6)	$97,564	40,000	$90,400
Chad Allen	38,610	(7)	$87,259	30,000	$67,800
____________________
(1)The values in these columns are based on the $2.26 closing price of our common stock on the NYSE American on December 31, 2018, the last trading day of 2018.
(2)The number of shares reported in this column for each individual is based on achieving threshold performance goals.  If earned, such shares would be scheduled to vest in three equal installments on March 15th of 2019, 2020 and 2021.
(3)Restricted shares scheduled to vest as follows: (i) 71,427 shares on March 15, 2019, (ii) 37,393 shares on March 15, 2020, and (iii) 8,012 shares on March 15, 2021.
(4)Restricted shares scheduled to vest as follows: (i) 60,000 shares on February 1, 2019, and (ii) 60,000 shares on May 1, 2019.
(5)Restricted shares scheduled to vest as follows: (i) 89,313 shares on March 15, 2019, (ii) 20,000 shares on April 8, 2019, (iii) 50,377 shares on March 15, 2020, (iv) 20,000 shares on April 8, 2020 and (v) 16,024 shares on March 15, 2021.
(6)Restricted shares scheduled to vest as follows: (i) 20,536 shares on December 5, 2019, (ii) 11,317 shares on December 13, 2019, and (iii) 11,317 shares on December 13, 2020.
(7)Restricted shares scheduled to vest as follows: (i) 8,013 shares on March 15, 2019, (ii) 14,572 on December 5, 2019, (iii) 8,013 shares on March 15, 2020, and (iv) 8,012 shares on March 15, 2021.

Option Exercises and Stock Vested

Our named executive officers did not hold or exercise any stock options during the year ended December 31, 2018.  The table below sets forth the number of shares of common stock acquired on vesting by our named executive officers during the year ended December 31, 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Brandon Elliott	185,839	$477,968
Nicholas O’Grady	—	$—
Michael Reger	120,000	$404,200
Erik Romslo	218,940	$507,008
Adam Dirlam	48,794	$124,306
Chad Allen	22,653	$58,122
______________
(1)Value based on the closing price of our common stock on the NYSE American on each applicable vesting date.

Potential Payments upon Termination or Change in Control

Change in Control and Severance Provisions

In the summer of 2018, we entered into new employment agreements with each of our current executive officers. These agreements contain change in control and severance provisions entitling those individuals to certain payments under specified circumstances, as described below. Similar provisions under Mr. Stoelk’s prior employment agreement are not described below, because he resigned his employment with the company in January 2018 and he was not entitled to any such payment in connection therewith.

The 2018 employment agreements with our current executive officers contain double-trigger change in control provisions whereby, if the executive’s employment is terminated by the company without “cause” or by the executive for “good reason” (in each case, as defined in his employment agreement) in connection with a change in control (or within twelve months after a change in control), then all outstanding unvested equity awards held by him would automatically vest, and the executive will be entitled to receive a cash payment equal to the sum of (i) $1.2 million for Mr. Reger, or two times base salary for the other executive officers, (ii) his annualized vehicle allowance, and (iii) twelve months of COBRA premiums to continue his existing group health and dental coverage. Each executive would be entitled to the same benefits described in the first sentence of this paragraph if his employment is terminated by the company without cause or by him for good reason (an “Involuntary Termination”).

Estimated Payments to Named Executive Officers

The compensation amounts included in the table below are estimates of the amounts that would have become payable to each named executive officer under the various triggering events described in the foregoing provisions, assuming in each case that the applicable event (whether a change-in-control and/or a termination of employment) occurred on the last business day of 2018.

Name and Payments/Benefits	Change in Control	Involuntary Termination(1)	Involuntary Termination in connection with a Change in Control
Brandon Elliott
Cash ($)	—	695,512	695,512
Stock Vesting ($)(2)	—	603,040	603,040
Nicholas O’Grady
Cash ($)	—	582,670	582,670
Stock Vesting ($)(2)	—	813,600	813,600
Michael Reger
Cash ($)	—	1,239,531	1,239,531
Stock Vesting ($)(2)	—	2,305,200	2,305,200
Erik Romslo
Cash ($)	—	689,112	689,112
Stock Vesting ($)(2)	90,400(3)	781,314	781,314
Adam Dirlam
Cash ($)	—	525,494	525,494
Stock Vesting ($)(2)	—	368,764	368,764
Chad Allen
Cash ($)	—	482,507	482,507
Stock Vesting ($)(2)	—	290,659	290,659
__________________

(1)“Involuntary termination” refers to a termination of employment either by the company without cause or by the employee for good reason.
(2)Stock vesting values are based on the $2.26 closing price of our common stock on the NYSE American on December 31, 2018, the last trading day of 2018.
(3)Reflects unvested shares under a “single-trigger” restricted stock award granted to Mr. Romslo pursuant to a prior employment agreement entered into in April 2016.

Non-Employee Director Compensation

Director compensation elements are designed to:

•Ensure alignment with long-term stockholder interests;
•Ensure we can attract and retain outstanding director candidates;
•Recognize the substantial time commitments necessary to oversee the affairs of our company; and
•Support the independence of thought and action expected of directors.

Non-employee director compensation levels are reviewed by the compensation committee each year, and resulting recommendations are presented to the full board for approval.  Directors who are also employees receive no additional pay for serving as directors.

Non-employee directors receive compensation consisting of both cash and equity.  A significant portion of director compensation is paid in equity to align director compensation with the long-term interests of stockholders. Non-employee directors are also reimbursed for reasonable expenses incurred to attend board meetings or other functions relating to their responsibilities as a director.

Effective June 1, 2018, the Board approved the 2018 compensation program for our non-employee directors, which was designed to significantly reduce the cash compensation paid to our directors and instead increase the amount of equity compensation. The total cash paid to our directors for 2018 decreased by 65% compared to 2017. As a result, the 2018 compensation program for our non-employee directors consisted of the following: (i) for our non-executive chairman, an equity retainer consisting of 153,600 restricted shares and no cash retainer, (ii) for all other directors, an equity retainer consisting of 43,200 restricted shares and a $48,000 cash retainer, (iii) annual fees for service on our standing committees as follows: audit committee chair, $20,000 cash and 9,600 restricted shares; other audit committee members, $5,000 cash and 2,400 restricted shares; compensation committee chair, no cash and 19,200 restricted shares; other compensation committee members, $5,000 cash and 2,400 restricted shares; nominating committee chair, $10,000 cash and 4,800 restricted shares; other nominating committee members, $2,500 cash and 1,200 restricted shares; executive committee member, $20,000 cash and 9,600 shares. All of the restricted shares described in the foregoing sentence vest throughout the year, and are the “Time-Based Awards” described in Note 4 to the table below. In addition, to help align the board of directors with our management team, the directors each received an additional performance-based restricted stock award (57,600 shares for the non-executive chairman, and 18,000 shares for each other director) that is subject to the same 2018 stock price goals applicable to the restricted stock awards to executives under the 2018 short- and long-term equity incentive program described above. These performance-based awards were subsequently modified by the compensation committee in December 2018, in the same manner that the similar awards to executives were modified. See “Compensation Discussion and Analysis—2018 Short- and Long-Term Equity Incentive Program” above for further description of the stock price goals and modification. Any shares earned by the directors as a result of the company’s performance relative to the stock price goals will vest in 2019. These are the “Performance-Based Awards” described in Note 4 to the table below.

The following table contains compensation information for our non-employee directors for the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)(5)(6)	Option Awards ($)(7)	Total ($)
Bahram Akradi	—	650,209	—	650,209
Lisa Bromiley	79,667	206,430	—	286,097
Roy Ernie Easley(1)	42,583	120,418	—	163,001
Michael Frantz	69,458	203,190	—	272,649
Robert Grabb	55,500	183,750	—	239,250
Delos Cy Jamison(2)	35,125	146,681	—	181,806
Jack King	80,083	212,910	—	292,994
Joseph Lenz(3)	—	—	—	—
Michael Popejoy	53,000	180,510	—	233,510
_____________
(1)Mr. Easley was appointed to the board of directors on June 1, 2018.
(2)Mr. Jamison’s term of service as a director ended on August 23, 2018.
(3)Mr. Lenz was elected to the board of directors on August 23, 2018.
(4)On June 1, 2018, each non-employee director serving on that date received (i) a restricted stock award subject to time-based vesting (the “Time-Based Award”) and (ii) a restricted stock award subject to performance-based vesting (the “Performance-Based Award”), which was subsequently modified in December 2018 (the “Performance Award Modification”). For each director, the grant date fair value of each such equity award, and the incremental fair value associated with the Performance Award Modification, is set forth in the table that follows:

Director	Time-Based Award	Performance-Based Award	Performance Award Modification
Bahram Akradi	$466,560	$96,131	$87,518
Lisa Bromiley	$149,040	$30,041	$27,349
Roy Ernie Easley	$86,940	$17,524	$15,954
Michael Frantz	$145,800	$30,041	$27,349
Robert Grabb	$126,360	$30,041	$27,349
Delos Cy Jamison	$116,640	$30,041	$—
Jack King	$155,520	$30,041	$27,349
Michael Popejoy	$123,120	$30,041	$27,349

(5)As of December 31, 2018, each non-employee director had the following number of unvested shares outstanding pursuant to the Time-Based Awards: (i) Mr. Akradi, 14,400, (ii) Ms. Bromiley, 4,600, (iii) Mr. Easley, 4,600, (iv) Mr. Frantz, 4,500, (v) Mr. Grabb, 3,900, (vi) Mr. Jamison, none, (vii) Mr. King, 4,800.
(6)As of December 31, 2018, each non-employee director had the following number of unvested and unearned shares outstanding pursuant to the Performance-Based Awards: (i) Mr. Akradi, 57,600, (ii) Ms. Bromiley, 18,000, (iii) Mr. Easley, 10,500, (iv) Mr. Frantz, 18,000, (v) Mr. Grabb, 18,000, (vi) Mr. Jamison, none, (vii) Mr. King, 18,000, (viii) Mr. Lenz, none, and (ix) Mr. Popejoy, 18,000.
(7)As of December 31, 2018, no directors held any stock options.

CEO Pay Ratio

For 2018, the annual total compensation for our chief executive officer was $1,161,841, as reflected in the Summary Compensation Table appearing above. We estimate that the median employee annual total compensation was $139,666 for 2018. This comparison results in a CEO Pay Ratio of 8.3 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K promulgated under the Exchange Act, and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

As permitted under applicable SEC guidance, to identify an initial median employee among our employee population workforce (excluding our chief executive officer) for 2017, the first year for which CEO Pay Ratio disclosure was required, we used actual 2017 W-2 taxable income for the 2017 calendar year as our consistently applied compensation measure for those who were employed on December 31, 2017. Based on that, we selected an individual at the median of our employee population.

Our company did not experience any meaningful change in our employee population or employee compensation arrangements during 2018 that we reasonably believe would significantly impact our pay ratio disclosure and the initial median employee did not experience a significant change in compensation. Accordingly, we determined that the initial median employee continued to be representative and determined that individual’s annual total compensation for 2018 in the same manner that we used to determine the annual total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes certain information regarding our equity compensation plans, as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
2018 Equity Incentive Plan	—	—	15,669,775
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	15,669,775

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Exchange Agreement

On January 31, 2018, we entered into an exchange agreement that was subsequently amended (as amended, the “Exchange Agreement”) with holders (the “Supporting Noteholders”) of approximately $497 million, or 71%, of the aggregate principal amount of our outstanding senior unsecured notes due 2020 (the “Unsecured Notes”), pursuant to which the Supporting Noteholders agreed to exchange all of the Unsecured Notes held by each such Supporting Noteholder for approximately $155 million of our common stock and approximately $344 million in aggregate principal amount of new senior secured second lien notes due 2023 (the “Second Lien Notes”) (such exchange, the “Exchange Transaction”). Closing under the Exchange Agreement occurred on May 15, 2018.

TRT Holdings, Inc. (“TRT”), Cresta Investments, LLC and Robert B. Rowling (together, the “TRT Noteholders”) are Supporting Noteholders and received, upon consummation of the Exchange Transaction, in the aggregate, 54.6 million shares of our common stock and $125.3 million aggregate principal amount of Second Lien Notes in exchange for the $204.7 million of Unsecured Notes that they exchanged. Two of our directors, Mr. Frantz and Mr. Popejoy, are employed by TRT, and the TRT Noteholders beneficially owned in excess of 5% of our outstanding common stock when the Exchange Agreement was entered into.

Funds affiliated with Angelo, Gordon & Co. are Supporting Noteholders and received, upon consummation of the Exchange Transaction, in the aggregate, 11.5 million shares of our common stock and $51.8 million aggregate principal amount of Second Lien Notes in exchange for the $69.0 million of Unsecured Notes that they exchanged. One of our directors, Mr. Lenz, is employed by Angelo Gordon, although he was not serving on our board, nor selected as a director nominee, until after the closing of the Exchange Agreement.

The obligations of the Supporting Noteholders under the Exchange Agreement were subject to the conditions set forth in the Exchange Agreement, which were satisfied at or prior to closing, including (among others) the successful completion of an equity transaction (the “Equity Raise”) comprising $140.0 million in gross proceeds from the sale of our common stock, including the funding of up to $52.0 million of commitments received under the Subscription Agreements (as defined below).

Subscription Agreements and Equity Raise

On January 31, 2018, and in connection with the Exchange Transaction, the company and Bahram Akradi (the Chairman of our board of directors), Michael Reger (who subsequently re-joined the company as an executive officer in May 2018), TRT and certain other investors each entered into subscription agreements (the “Subscription Agreements”) whereby such investors agreed to purchase up to $40.0 million of our common stock at a price per share equal to the lowest price per share in the Equity Raise, and subject to the closing of the Exchange Transaction. Pursuant to their respective Subscription Agreements, Mr. Akradi purchased $12.0 million of our common stock, Mr. Reger purchased $10.0 million of our common stock, and TRT purchased $10.0 million of our common stock. Based on the pricing of the Equity Raise, the lowest price of which was $1.50 per share, Mr. Akradi purchased 8.0 million shares, Mr. Reger purchased 6.7 million shares and TRT purchased 6.7 million shares. Mr. Akradi and TRT each beneficially owned in excess of 5% of our outstanding common stock when their respective Subscription Agreements were entered into.

On April 10, 2018, to satisfy, in part, our obligation to complete the Equity Raise, we completed an underwritten public offering (the “Offering”), whereby we sold 58.7 million shares of our common stock at a public offering price of $1.50 per share. As part of the Offering, Mr. Akradi purchased 1.0 million shares of our common stock from the underwriters of the Offering for an aggregate purchase price of $1.5 million. Mr. Akradi beneficially owned in excess of 5% of our outstanding common stock when he purchased such shares.

Registration Rights

In accordance with the terms of the Exchange Agreement, at the closing of the Exchange Transaction, we entered into registration rights agreements with (i) the Supporting Noteholders, including the TRT Noteholders, pursuant to which we agreed to file with the SEC a registration statement registering for resale the shares of common stock and the Second Lien Notes issued in the Exchange Transaction, and (ii) with the TRT Noteholders and an affiliate of TRT, pursuant to which we agreed to file with the SEC a registration statement registering for resale all of the shares of common stock held by the TRT Noteholders and such affiliate, excluding shares of common stock that the TRT Noteholders will receive pursuant to the Exchange Transaction.

Other Matters

Adam Dirlam became an executive officer of the company upon his promotion to serve as the company’s Executive Vice President of Land in June 2018. Katie Jackson, who is Mr. Dirlam’s spouse, is also employed with the company as a Vice President of Acquisitions. During 2018, she received $133,073 of total cash compensation and $38,482 worth of vesting on existing equity awards.

Share Repurchases

In November 2018, we repurchased shares of our common stock as follows: (i) an aggregate of 4,494,624 shares from Pivotal Williston Basin, L.P. and Pivotal Williston Basin II, L.P. (collectively, the “Pivotal Entities”) for cash consideration of $13,933,334, and (ii) 2,865,329 shares from W Energy Partners LLC (“W Energy”) for cash consideration of $9,999,999. In January 2019, we repurchased an additional 3,653,650 shares from W Energy for cash consideration of $11,066,664. All of the repurchased shares were originally issued by our company as partial consideration for acquisitions of oil and gas properties completed during 2018 from the Pivotal Entities and W Energy. The Pivotal Entities and W Energy each beneficially owned in excess of 5% of the company’s outstanding common stock at the time of their respective share repurchase transactions (but not at the time of the oil and gas property acquisition transactions to which each was a party).

Related Person Transaction Review Policy

Our board of directors has adopted a written related person transaction approval policy, which we refer to as our related person policy. Subject to the exceptions described below, our related person policy requires our audit committee to review and approve, ratify or disapprove of any proposed related person transaction. In reviewing a transaction, our audit committee will consider all relevant facts and circumstances, including (1) whether the terms are fair to the company, (2) whether the transaction is material to the company, (3) the role the related person played in arranging the transaction, (4) the structure of the transaction, (5) the interests of all related persons in the transaction, and (6) whether the transaction has the potential to influence the exercise of business judgment by the related person or others. Our audit committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to our company and the terms of the transaction are fair to our company. It will be our policy that directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest. Under our related person policy, a related person includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing. Related person transactions exempt from our policy include (1) compensatory arrangements with our directors and executive officers that are approved by our compensation committee, (2) transactions available to all of our employees or stockholders on the same terms, (3) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a director of, and/or beneficial owner of less than 5% in, such entity, (4) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a limited partner with less than a 5% interest in such entity, and (5) transactions between us and a related person that, when aggregated with the amount of all other transactions between us and the related person or its affiliates, involve $10,000 or less in a year.

All of the transactions described above under “Transactions with Related Persons” were approved by our audit committee pursuant to the related person policy, except those transactions that did not involve a related person at the time the transaction was entered into.

NORTHERN OIL AND GAS, INC. FORM 10-K

A copy of our annual report on Form 10-K for the year ended December 31, 2018 (the “Annual Report”), has been made available concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting.  We will send a copy of our Annual Report, or any exhibit thereto, as filed with the Securities and Exchange Commission, to any stockholder without charge, upon written request to Northern Oil and Gas, Inc., 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305, Attention: Investor Relations.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding,” by which certain stockholders who do not participate in electronic delivery of proxy materials but who have the same address and appear to be members of the same family receive only one copy of our annual report and proxy statement. Each stockholder participating in householding continues to receive a separate proxy card. Householding reduces both the environmental impact of our annual meetings and our mailing and printing expenses.

If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will promptly deliver the proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

STOCKHOLDER PROPOSALS FOR
2020 ANNUAL MEETING

We must receive stockholder proposals intended to be presented at our 2020 Annual Meeting of Stockholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than December 24, 2019.  Such proposals must also meet all the relevant requirements of our bylaws in order to be included in our proxy statement.

Any other stockholder proposals intended to be presented, and any nominations of persons for election as directors, at the 2020 Annual Meeting of Stockholders must meet all of the relevant requirements of our bylaws and be received by us at our principal executive office no later than February 23, 2020.  If, however, the date of our 2020 Annual Meeting of Stockholders is before April 23, 2020 or after July 22, 2020, then notice for such proposals or nominations by a stockholder will be timely only if received not less than 90 days before the date of our 2020 Annual Meeting or, if later, within 10 days after the first public announcement of the date of our 2020 Annual Meeting.

OTHER MATTERS

The board of directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement.  Under our bylaws, generally no business besides the proposals in this proxy statement may be transacted at the meeting.  However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

By Order of the Board of Directors,

Bahram Akradi Chairman of the Board of Directors

NORTHERN OIL AND GAS, INC. 601 Carlson Parkway, Suite 990 Minnetonka, MN 55305
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all of the following:		☐	☐	☐
1.	Election of Directors
Nominees
01 Bahram Akradi	02 Lisa Bromiley	03 Roy Easley		04 Michael Frantz
05 Robert Grabb	06 Jack King	07 Joseph Lenz		08 Michael Popejoy

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.				☐	☐	☐
3.	To approve, on an advisory basis, the compensation paid to our named executive officers.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date	Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com

NORTHERN OIL AND GAS, INC. Annual Meeting of Stockholders May 23, 2019 8:30 AM This proxy is solicited by the Board of Directors
The stockholder(s) hereby revokes all prior proxies and appoint(s) Brandon Elliott and Nicholas O’Grady, or either of them, as proxies, with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Northern Oil and Gas, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, CDT on May 23, 2019 at the JW Marriott Minneapolis, 2141 Lindau Lane, Minneapolis, Minnesota 55425, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.
Continued and to be signed on reverse side